AGREEMENT OF SHAREHOLDERS
OF
BE ACTIVE BRANDS INC.

THIS SHAREHOLDERS AGREEMENT (this "Agreement") as of January 26, 2011, among by and among Be Active Brands Inc., a Delaware corporation (the "Company"), having its principal place of business at 444 Park Avenue South, Suite 702, New York, New York 10016 and the undersigned shareholders of the Company. The aforesaid parties, together with all subsequent owners of the capital stock of the Company who, at any time, acquire securities of the Company in accordance with the terms hereof and execute a counterpart of this Agreement being hereinafter referred to collectively as "Shareholders" and individually as a "Shareholder" are set forth from time to time on the attached "Schedule of Shareholders" attached hereto as Exhibit A.

WITNESSETH:

WHEREAS, the Shareholders own all of the issued and outstanding Class A and Class B shares of the Company's common stock, no par value (the "Common Stock");

WHEREAS, the Company and the Shareholders wish to set forth the respective rights, duties and obligations of the Shareholders with respect to their ownership of the Common Stock;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Preemptive Rights.

(a) Except as set forth in subparagraph (b), below, the Company will not issue, sell, or otherwise transfer for consideration to any Shareholder (an "Issuance"), any Common Stock or other equity securities (or securities convertible into or exchangeable for, or options to purchase, such equity securities) (together, "Securities") unless, at least 15 days and not more than 60 days prior to such issuance, the Company notifies (the "Issuance Notice") each other Shareholder in writing of the Issuance (including the price, the purchaser thereof, and the other terms thereof) and grants to each other Shareholder the right (the "Right") to subscribe for and concurrently purchase such Securities in the same proportion according to the number of shares owned by them on a fully diluted basis as purchased by the Shareholder at the same price and on the same terms as issued in the Issuance. The Right may be exercised by a Shareholder at any time by written notice to the Company that is received by the Company within 10 days after receipt by such Shareholder of the Issuance Notice. The closing of the purchase and sale pursuant to the exercise of the Right shall occur concurrently with the closing of the Issuance.

(b) Notwithstanding the foregoing, the Right shall not apply to issuances by the Company: (i) of up to 124 shares of Class B common stock issued or issuable to directors, officers, employees, consultants, service providers or venders pursuant to any stock option plan or agreement or other stock incentive program or agreement approved by the Board of Directors, (ii) pursuant to the Company's first firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or Form SB 2 (or a successor form) under the

Securities Act covering the offer and sale of Common Stock, with aggregate gross proceeds to the Company (prior to underwriters' commissions and expenses) of not less than $25,000,000 (a "Qualified Public Offering"), (iii) as part of an acquisition by the Company of all or substantially all of the assets or shares of another company or entity through a merger, exchange, reorganization or the like that is approved by the Board of Directors, (iv) in connection with a joint venture, strategic partnership, settlement, debt financing or commercial transaction (including the provision of goods and services), entered into other than primarily for equity financing purposes and approved by the Board of Directors, (v) directly or indirectly upon conversion of the Class B Shares or upon conversion or exercise of any other convertible securities, options or warrants, (vii) for adjustments made pursuant to any stock split, stock dividend, reverse stock split or otherwise made pursuant to the certificate of incorporation of the Company, or (viii) where otherwise excluded by the consent of the holders of a majority of the Securities then outstanding.

(c) The preemptive right contained in this Section 1 shall terminate and be of no further force and effect immediately prior to the closing of: (i) the first sale of stock of the Company pursuant to a Qualified Public Offering, or (ii) a transaction that is deemed to be a liquidation pursuant to the Company's certificate of incorporation (a "Deemed Liquidation Event").

2. Restrictions on Transfers of Shares.

(a) Transfer of Shares. Except as expressly provided in Section 2(d) and 3, and below, no Shareholder shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate (collectively "Transfer") all or any part of his Shares, whether voluntarily, involuntarily or by operation of law, except with the prior written consent of the Board of Directors, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement), as the Board of Directors may determine in its sole and absolute discretion. After the consummation of any Transfer of any Shares, the Shares shall be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all of the terms and provisions of this Agreement.

(b) Further Restrictions on Transfer of Shares. In addition to other restrictions found in this Agreement, unless approved by all of the Shareholders, no Shareholder shall Transfer any Shares or any interest therein, whether voluntarily, involuntarily or by operation of law: (a) without compliance with all applicable federal and state securities laws; or (b) if the Shares to be transferred, assigned, sold or exchanged, when added to the total of all other Shares sold or exchanged in the proceeding twelve (12) consecutive months prior thereto, would cause the termination of the Company under the Internal Revenue Code of 1986, as determined by the Board of Directors.

(c) New Shareholders. A transferee of Shares shall have the right to become a Shareholder only if (i) the requirements of Section 2(a) and (b) relating to consent (if applicable), securities, tax and legal requirements hereof are met, (ii) the transferee executes an instrument satisfactory to the Board of Directors accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with his or her admission as a new Shareholder. The transfer of a Shareholder's shares shall not release the Shareholder who transferred the Shares from any liability that such Shareholder may have to the Company.

(d) Permitted Transfers. Notwithstanding Section 2(a) above, the Shares of any Shareholder may be transferred subject to compliance with Section 2(b) by the Shareholder by testamentary transfer or intestate succession to any spouse, parent, sibling, child or grandchild of the Shareholder, or to a trust for the benefit of the Shareholder or any relative of the Shareholder, it being agreed that in executing this Agreement, each Shareholder has consented to any such Transfer by the other Shareholders. Any permitted transfer of any Shares shall be effective as of the date upon which the requirements of Section 2(a), (b), (c) and (d) have been met, unless the parties to such assignment have previously specified a later date. The Shareholder shall provide the other Shareholders with written notice of such transfer as promptly as possible after the requirements of Sections 2(a), (b), (c) and (d) have been met. Any transferee of Shares shall take such Shares subject to the restrictions on transfer imposed by this Agreement.

(e) Rights of Legal Representatives. If a Shareholder who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Shareholder's person or property, the Shareholder's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Shareholder's rights for the purpose of settling the Shareholder's estate or administering the Shareholder's property, including any power the Shareholder has under this Agreement to give an assignee the right to become a Shareholder, subject in all events to the restrictions and limitations of this Article 3.

(f) No Effect to Transfer in Violation of Agreement. Any attempted or purported Transfer of Shares or any portion thereof or Economic Interest therein in violation of this Article 3 shall be void and of no force or effect for any purpose.

3. Right of First Offer. In addition to the limitations and restrictions set forth in this Section 2, except as permitted by Section 2(d), 2(e) and 4 hereof, no Shareholder shall transfer any Shares unless such Shareholder (the "Seller") first offers to sell the Shares pursuant to the terms of this Section 3.

(a) Offer Notice. Prior to making any transfer that is subject to the terms of this Section 3, the Seller shall give to the Company and each of the Shareholders written notice (the "Offer Notice") which shall include the purchase price and payment terms (the "Offer") upon which the Seller seeks to sell all or a portion of its Shares to the Company and to the other Shareholders (collectively the "Offerees" each an "Offeree"), provided that the Offer shall be made without the requirement of any earnest money or similar deposit prior to closing.

(b) Offer Period. The Offer shall be irrevocable for a period (the "Offer Period") ending at 11:59 p.m., local time at the Company's principal place of Business, on the fortieth (40th) day following the day of the Offer Notice.

(c) Acceptance of Offer. At any time through and including the fifteenth (15th) day following the day of the Offer Notice, the Company may accept the Offer; if it does not do so in full, within ten (10) days thereafter any Offeree may accept the Offer and thereby having the right to purchase that portion of the Shares offered as the number of Shares owned by each bears to the total number of Shares owned by all of the Shareholders (other than the offeror), by giving written notice of such acceptance to the Seller and each other Offeree. If any Offeree fails to accept the Offer to purchase his, her or its pro rata share of the offered Shares within the time period set forth above, then the Seller shall promptly give written notice (the "Overallotment Notice") to each Offeree who has elected to purchase all of his, her or its pro rata share (each a "Fully Participating Holder"), which notice shall set forth the number of Remaining Shares not

purchased by the other Offerees ("Unsubscribed Shares"), and shall offer the Fully Participating Holders the right to acquire the Unsubscribed Shares. Each Fully Participating Holder shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Seller (the "Participating Holders Overallotment Notice") of the election to purchase his, her or its pro rata share of the Unsubscribed Shares on the same terms and conditions as set forth in the Offer Notice, which such Participating Holders Overallotment Notice shall also indicate the maximum number of the Unsubscribed Shares that such Fully Participating Holder will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the Unsubscribed Shares. If the Company and/or the Offerees do not commit to purchases all of the Shares which the Seller has indicated it seeks to sell in the Offer Notice, the Seller will have the right, subject to the terms hereof, to sell any or all of such Shares to one or more third parties.

(d) Closing of Purchase Pursuant to Offer. In the event that the Offer is accepted in full, the closing of the sale of the Shares shall take place within fifteen (15) days after the Offer is accepted. The Seller and the Offeree shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Shares pursuant to the terms of the Offer and this Section 3.

(e) Sale If Offer Rejected. If the Offer is not accepted in full in the manner hereinabove provided, within sixty (60) days of the end of the Offer Period, the Seller may sell the Shares to one or more third parties, provided that such sale shall be made on terms no more favorable to the purchaser than the terms contained in the Offer Notice and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are not expressly made inapplicable to sales occurring under this Section 3. If the Shares are sold within sixty (60) days of the end of the Offer period on terms no more favorable to the purchaser than the terms contained in the Offer Notice and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are not expressly made inapplicable to sales occurring under this Section 3, the transfer shall be valid and any subsequent transfer of the Shares shall be subject to this Section 3. In the event that the Shares are not sold within sixty (60) days of the end of the Offer Period, or otherwise are not in accordance with the terms of this Agreement, the transfer shall be invalid and any subsequent attempts to transfer the Shares shall be subject to all the conditions and restrictions of this Section 3.

4. Drag Along; Tag Along Rights.

(a) Drag Along. If the shareholders who own voting rights of 51% of the Common Stock of the Company (hereafter collectively referred to as the "Majority Shareholders") agree to sell all of their Shares to a person or entity which is not an affiliate of any of the Majority Shareholders in a bona fide arm's length transaction, then each other shareholder shall, upon the written request of the Majority Shareholders, sell to such person or entity as may be designated by the Majority Shareholders all shares owned by such shareholder contemporaneously with the sale of such shares by the Majority Shareholders, for the same consideration and on the same terms as those provided by such persons or entities to the Majority Shareholders (the "Drag-Along Right"). The Drag-Along Rights shall be exercisable by written notice given by the Majority Shareholders to each shareholder, containing the price and other material terms of the proposed sale and the date of the closing of the proposed sale, which date shall not be less than twenty (20) nor more than ninety (90) calendar days after the date of such notice.

(b) Tag Along Rights. If the Majority Shareholders agree to sell a portion of their shares to a person or entity which is not an affiliate of any of the Majority Shareholders in a bona fide arm's length transaction, then all of the other shareholders shall have the right to sell their shares in the same proportion according to the number of shares owned by them as sold by the Majority Shareholders at the same price and on the same terms as issued in the Issuance.

5. Approved Sale. In the event of an Approved Sale of the Company, all of the shareholders will consent to and raise no objection (including seeking appraisal or similar rights) with respect to the Approved Sale. The shareholders will use their best efforts to cooperate in the Approved Sale and will take all necessary and desirable actions in connection with the consummation of the Approved Sale as are reasonable requested by the Company. "Approved Sale" means the arms' length sale of the Company in a single transaction or series of related transactions to a person or entity who is not an affiliate of the Majority Shareholders and (a) pursuant to which such person or entity proposes to acquire (i) 100% of the outstanding shares (whether by merger, consolidation, recapitalization, reorganization or otherwise) other than by purchase of outstanding shares or (ii) all or substantially all of the Company's assets, (b) which the Majority Shareholders have approved and (c) pursuant to which all shareholders receive the same terms and amount of consideration per share, or if any shareholders are given an option as to form and amount of consideration to be received, all shareholders are given the same option.

6. Officers and Directors and Observer.

(a) At each election of directors of the Company, the Investors hereby consent and agree to cast in favor of the following persons all shares of outstanding voting capital stock of the Company now held or subsequently acquired by the Investors to elect five (5) nominees chosen by the holders of Class A and Class B Common Stock, voting as a single class. The initial directors and officers of the Company shall be Mr. Pugliese as President, Mr. Wexler as Chief Executive Officer and Treasurer, Mr. Haramis as Secretary, Mr. Wolfson as Chief Financial Officer, and John Toth.

(b) Except as otherwise provided in this Agreement, each officer and director of the Company shall devote such time and attention to the business of the Company as he deems advisable, and shall receive for his services to the Company such compensation as the Board of Directors of the Company from time to time may determine.

(c) Each officer and director shall receive such compensation as the Board of Directors from time to time may authorize and shall be reimbursed by the Company for reasonable expenses incurred in furthering the business of the Company, provided said expenses are supported by proper vouchers.

(d) The Company shall invite a representative Class B Shareholder (nominated by the holders of a majority of the then outstanding Class B Shares) to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative.

7. Key Man Insurance. The Company will purchase and update from time to time Key Person Life insurance policies covering Marc Wexler and Saverio Pugliese in amounts to be determined by Board as both cost efficient and appropriate relative to the size of the investment and the Company.

8. Actions Requiring Board Approval. The following actions shall be taken by the Company only after the majority approval of the Board of Directors of the Company:

(a) The purchase of any interest in the stock, assets or business of any corporation, partnership or other entity;

(b) The sale, lease or exchange of all or substantially all of the assets of the Company;

(c) Any merger or consolidation of the Company with or into any other corporation;

(d) The sale, purchase, transfer, hypothecation or lease of any material asset;

(e) The issuance of debt with a maturity of more than one year (excluding working capital financing), and the issuance and sale of shares of the Company;

(f) Any amendment of the certificate of incorporation or by-laws of the Company;

(g) Any amendment of this Agreement;

(h) The declaration or payment of dividends or distributions upon the Shares, unless otherwise provided for in this Agreement;

(i) Any repurchase of Shares by the Company pursuant to Section 3 hereof; and

(j) Changes to the rights of the outstanding Shares of the Company; however, for there to be changes to the rights of the Class A Shares that are not also to be made to the Class B Shares, then the majority of the outstanding Class B Shares shall be required for said changes.

9. Corporate Bank Accounts. The Company shall maintain one or more bank accounts in any bank or banks as the Board of Directors may from time to time designate. Any corporate resolutions, signature cards or similar instruments requested by any bank shall provide that the following persons shall be the authorized signatories on behalf of the Company for the purpose of making deposits and withdrawing corporate funds: Saverio Pugliese, Marc Wexler, William Haramis and David Wolfson.

10. Delivery of Financial Statements. The Company shall deliver to each Investor (or Investor's permitted transferee):

(a) As soon as practicable, but in any event within one hundred ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders' equity as of the end of such year, and a statement of cash flows for such year, such yearend financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants; and

(b) As soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

11. Corporate Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all of the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain and have immediately available at its principal office in New York all of the following:

(a) A current list of the full name and last known business or residence address of each Shareholder set forth in alphabetical order, together with the number of Shares that they each own;

(b) The Company's books and records as they relate to the internal affairs of the Company for at least the current and the past six (6) fiscal years;

(c) Copies of the Company's federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years; and

(d) Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years.

12. Transactions with The Company. No director or officer of the Company shall be disqualified by such directorship or office from dealing or contracting with the Company as vendor, purchaser or otherwise. No contract, transaction or act of the Company shall be void or voidable or affected by reason of the fact that any such director or officer, or any person, corporation, partnership or other entity in which any such director or officer has an interest or is an officer, director, stockholder or employee, whether or not such interest is adverse to the Company. No director or officer having such interest shall be liable to the Company or to any Shareholder, or creditor thereof, or to any other person or entity, for any loss incurred by it under or by reason of any such contract, transaction or act; nor shall any such director or officer be accountable for any gains or profits realized thereon. Nothing in this Article 8 shall be deemed or construed to protect any director or officer of the Company against any liability to the Company or the holders of its Shares to which he would otherwise be subject by reason of willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his directorship or office.

13. Legend on Certificates. Every certificate representing the Shares shall bear the following legend:

> THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH, THE PROVISIONS OF THAT CERTAIN SHAREHOLDERS AGREEMENT, DATED AS OF JANUARY 26, 2011, AS AMENDED FROM TIME TO TIME, TO WHICH THE COMPANY AND ITS SHAREHOLDERS ARE PARTIES, A

COPY OF WHICH AGREEMENT OF SHAREHOLDERS IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Shareholders agree to promptly deliver to the appropriate officer of the Company any certificates previously issued for the purpose of adding the foregoing legend thereto.

14. Notices. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given when delivered by hand, or by FAX or telex, or by Federal Express courier, or by registered or certified mail, return receipt requested, with postage prepaid, to the party or parties to whom such notice is intended to be given at the address of such party first above written or such other address as such party may designate by notice given hereunder.

15. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law doctrine. The parties agree that any disputes between them may be heard only in the state or federal courts in the State of New York, and the parties hereby consent to venue and jurisdiction in those courts. If any provision or provisions of this Agreement is found to be void or unenforceable, the remaining provisions of this Agreement shall remain binding and in full force and effect.

(b) Wherever appropriate, the singular shall include the plural, and vice versa, and the male gender shall include the female and neuter. The captions in this Agreement are for convenience only, and shall not affect the construction of the provisions hereof.

(c) This Agreement may be terminated, waived or modified only by a written agreement executed by the party against which enforcement of such termination, waiver or modification is sought. No waiver of any breach of any provision of this Agreement shall be deemed a waiver of a party's right to demand strict performance of all of the terms of this Agreement, nor shall it constitute a waiver of any subsequent breach of any provision of this Agreement.

(d) If a Shareholder is not a natural person, neither the Company nor any Shareholder will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstances bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

(e) This Agreement merges and supersedes all prior understandings and oral or written agreements of the parties hereto with respect to the subject matter hereof.

(f) This Agreement may be executed in several counterparts, each of which shall constitute an original, but all counterparts shall constitute but one and the same agreement. The Company agrees that a copy of this Agreement shall be kept at the principal office of the Company, for inspection by the Shareholders. Any Shareholder shall have the right to inspect said copy of this Agreement and the books and records of the Company at reasonable times after reasonable notice.

(g) The execution and performance of this Agreement has been duly authorized and approved by the Board of Directors of the Company.

(h) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement shall apply to all stock and equity securities of the Company now or hereafter acquired by the Shareholders or any of their successors in interest.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BE ACTIVE BRANDS INC.,
a Delaware corporation

By: /s/ Marc Wexler
Name: Marc Wexler
Title: CEO/TREAS

Address: 444 Park Avenue South, Suite 702
New York, New York 10016

Class A Shareholders:

/s/ Marc Wexler
Marc Wexler

/s/ Savario Pugliese
Savario Pugliese

/s/ William Haramis
William Haramis

/s/ David Wolfson
David Wolfson

/s/ Douglas Steinberg
Douglas Steinberg

/s/ William Kunkel
William Kunkel

____
Steven N. Feinman

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BE ACTIVE BRANDS INC.,
a Delaware corporation

By:______________________

Name: ____________________

Title: ____________________

Address: 444 Park Avenue South, Suite 702
New York, New York 10016

Class A Shareholders:

____
Marc Wexler

____
Savario Pugliese

____
William Haramis

____
David Wolfson

____
Douglas Steinberg

____
William Kunkel

____
Steven N. Feinman

EXHIBIT A

SHARES OWNED BY THE SHAREHOLDERS

CLASS A SHAREHOLDERS

Shareholder / Address	Shares Held	Certificate
Marc Wexler 1070 Hwy, Suite 34, Matawan, NJ 07747	450.40	1
Saverio Pugliese 12 Stonehill Drive, Manhasset, NY 11030	450.40	2
William Haramis 21 Grand Avenue, Lynbrook, NY 11030	81.70	3
David Wolfson 6 East 45th Street, 9th Floor, New York, NY 10017	5.00	4
Douglas Steinberg 315 Seventh Avenue, #7B, New York, NY 10001	2.50	5
William Kunkel 42 Madison Street, Franklin Square, NY 11010	2.50	6
Steven Feinman 19 Court Street, Suite 201, White Plains, NY 10601	2.50	7

390 Class B

207

995

1385

CLASS B SHAREHOLDERS

John Bostock as Trustee on behalf of the Bostock Family Trust

Robert S. Colman as Trustee on behalf of Robert S. Colman Trust

William C. Stevens as Trustee on behalf of William Clark Stevens and Sarah Gopher-Stevens Revocable Living Trust dated 1/11/1995 as amended 6/11/2003

Michael J. Wright as Trustee under the Michael J. Wright Trust Agreement dated July 24, 1996

JF Partners

R Stephen Doyle Family Trust u/a dtd 05/20/1996

James A. McCarthy

Mark Rossi

John Toth D.B.A. Tennyson West LLC

Isuf Celaj

Bashkim Celaj

Besnik Celaj

Haxhe Celaj

KDW Investors LLC

Frank Cormio

JOINDER

The undersigned hereby joins in the execution of the Shareholders Agreement dated January 26, 2011 among Be Active Brands, Inc., a Delaware corporation (the "Company"), and certain holders of the Company's capital stock. The provisions of this Joinder shall be binding upon the undersigned, her successors and assigns, and shall inure to the benefit of and shall be enforceable by the Shareholders and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of______ __, 2011.

____

Name: ________________________